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                                EXHIBIT 99.3

  TENTH AMENDMENT TO AMENDED AND RESTATED MEDAPHIS CORPORATION NON-QUALIFIED
                              STOCK OPTION PLAN.




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                   TENTH AMENDMENT TO AMENDED AND RESTATED
                             MEDAPHIS CORPORATION
                       NON-QUALIFIED STOCK OPTION PLAN


     THIS AMENDMENT is effective as of May 1, 1996, and is made by MEDAPHIS CORPORATION, a corporation organized and doing business under the laws of the State of Delaware (the "Company").


                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Company has previously adopted the Amended and Restated Medaphis Corporation Non-Qualified Stock Option Plan (the "Plan");

     WHEREAS, the First Amendment to the Plan, which increased the number of shares available for grant, became effective on January 30, 1992;

     WHEREAS, the Second Amendment to the Plan, which formally allowed the Committee authorized to administer the Plan, upon the exercise of an option by an optionee, to withhold amounts necessary to satisfy state and federal tax withholding requirements applicable to such exercise, became effective on August 5, 1992;

     WHEREAS, the Third Amendment to the Plan, which increased the number of shares available for grant thereunder and provided that future options be granted at a price not less than fair market value as of the date of grant, became effective on April 29, 1993;

     WHEREAS, the Fourth Amendment to the Plan, which effected certain changes to the Plan designed to preserve the Company's ability to account for certain transactions under the "pooling of interests" accounting method, became effective on July 22, 1993;

     WHEREAS, the Fifth Amendment to the Plan, which permitted the options granted pursuant to the Plan to be transferable by the optionee only by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, became effective on December 15, 1993;

     WHEREAS, the Sixth Amendment to the Plan, which increased the number of shares available for grant, became effective on April 27, 1994;

     WHEREAS, the Seventh Amendment to the Plan, which increased the number of shares available for grant, became effective on April 27, 1995;

     WHEREAS, the Eighth Amendment to the Plan, which increased the number of shares available for grant and limited the maximum number of options available for grant to any one individual, became effective on May 1, 1996;

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     WHEREAS, the Ninth Amendment to the Plan, which formally allowed the committee authorized to administer the Plan to amend the Plan without the approval of the stockholders of the Company if such amendment would not alter the rights of any participant under the Plan who is subject to Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, and further, formally allowed the committee authorized to administer the Plan to adjust the time periods set forth in Section 5(f) of the Plan, became effective as of August 24, 1995; and

     WHEREAS, the disinterested members of the Board of Directors of the Company have authorized an amendment to the Plan to provide that the Plan will be administered by the Compensation Committee of the Company, which shall consist of "disinterested persons" as defined in Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, and "outside directors" as provided for in
Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     NOW, THEREFORE, BE IT RESOLVED THAT Section 2 of the Plan is hereby amended by deleting Section 2 of the Plan in its entirety, and replacing it with the following:

     2. Administration. The Plan shall be administered by the Compensation Committee of the Company (the "Committee"). The Committee shall consist of not less than two members of the Company's Board of Directors (the "Board of Directors"), each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934, as amended ("Rule 16b-3") and an "outside director" as provided for in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts approved by a majority of the Committee in a meeting at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

     The Committee acting in its absolute discretion shall exercise such power and take such action as expressly called for under the Plan and, further, the Committee shall have the power to interpret the Plan and (subject to Rule 16b-3) to take such other action (except to the extent the right to take such action is expressly and exclusively reserved for the Board of Directors or the Company's stockholders) in the administration and operation of the Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected participant and on each other person directly or indirectly affected by such action. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

     Except as specifically amended by this Tenth Amendment, the Plan shall remain in full force and effect as prior to this Tenth Amendment.





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        IN WITNESS WHEREOF, the Company has caused this Tenth Amendment to be executed on the day and year first above written.



                                        MEDAPHIS CORPORATION



                                        By: /s/ Michael R. Cote
                                           ---------------------------
                                            Michael R. Cote
                                            Senior Vice President, Finance and
                                            Chief Financial Officer

ATTEST:

By: /s/ William R. Spalding
   -------------------------
    William R. Spalding
    Senior Vice President, Administration
    and General Counsel

    [Corporate Seal]





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